                                                                      EXHIBIT 12


                            THE B.F.GOODRICH COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In millions, except for ratios)


                                                   THREE
                                                   MONTHS            YEAR ENDED DECEMBER 31,
                                                   ENDED        -------------------------------------
                                               March 31, 1996   1995     1994    1993    1992    1991
                                               --------------   ----     ----    ----    ----    ----
COMPUTATION OF EARNINGS:
    Income from continuing operations
      before income taxes and cumulative
      effect of change in accounting method        $35.6        $198.3  $108.6   $15.3   $14.4   $44.1
    Add (Deduct):
      Interest expense, net of capitalized
        interest                                    13.3          55.6    58.0    48.9    48.2    42.3
      Amortization of interest previously
        capitalized                                  0.3           0.9     0.8     0.5     0.5     0.3
      Portion of rent expense representative
        of an interest factor                        1.8           8.1     8.3     7.6     8.0     7.6
      Equity of (earnings) losses of affiliates
        accounted for on the equity method           0.3           1.3     0.8     0.9     0.9     0.7
                                                   -----        ------  ------   -----   -----   -----
    EARNINGS                                       $51.3        $264.2  $176.5   $73.2   $72.0   $95.0
                                                   =====        ======  ======   =====   =====   =====

COMPUTATION OF FIXED CHARGES:
      Interest expense, net of capitalized
        interest                                   $13.3         $55.6   $58.0   $48.9   $48.2   $42.3
      Distributions on quarterly income
        preferred securities                         2.6           5.1      --      --      --      --
      Portion of rent expense representative
        of an interest factor                        1.8           8.1     8.3     7.6     8.0     7.6
      Capitalized interest                           1.3           2.7     0.6     5.0     3.8     2.1
                                                   -----        ------  ------   -----   -----   -----
    FIXED CHARGES                                  $19.0         $71.5   $66.9   $61.5   $60.0   $52.0
                                                   =====        ======  ======   =====   =====   =====

RATIO OF EARNINGS TO FIXED CHARGES                  2.70          3.70    2.64    1.19    1.20    1.83
                                                   =====        ======  ======   =====   =====   =====